SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                FORM 8-K

                             CURRENT REPORT

                Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported)  August 19, 1996
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                      Commission File Number 0-404
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                THE CONNECTICUT LIGHT AND POWER COMPANY
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          (Exact name of registrant as specified in its charter)


               CONNECTICUT                      06-0303850
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


        SELDEN STREET, BERLIN, CONNECTICUT             06037-1616
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     (Address of principal executive offices)          (Zip Code)


                            (203) 665-5000
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         (Registrant's telephone number, including area code)


                            Not Applicable
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    (Former name or former address, if changed since last report)

Item 5. Other Events

1.   Property Tax Litigation

     On September 5, 1996, a Connecticut Superior Court judge ruled that the Town of Haddam had over-assessed the Connecticut Yankee nuclear plant (CY) at three and a half times its proper assessment. The decision sets the plant's fair market value at $235 million. A consultant hired by the town had valued the plant at $840 million in 1991. Connecticut Yankee Atomic Power
Company (CYAPC), which operates CY, estimates that the town owes it approximately $12.9 million in refunds, including accrued interest, for taxes that were overpaid from July 31, 1992 through July 31, 1996. Northeast Utilities (NU) system companies (collectively, with NU, the System) own a 49 percent interest in CYAPC (34.5 percent for The Connecticut Light and Power Company (CL&P), 9.5 percent for Western Massachusetts Electric Company (WMECO) and 5.0 percent for Public Service Company of New Hampshire (PSNH)). The Superior Court's decision is subject to appeal.

     For more information regarding this proceeding, see "Item 3. Legal Proceedings" in CL&P's 1995 Form 10-K.

2.   Nuclear Matters

     Nuclear Management Reorganization

     On August 15, 1996, NU announced the appointment of Bruce Kenyon as President and Chief Executive Officer of Northeast Utilities' nuclear operations, effective September 3, 1996. Mr. Kenyon replaced Robert E. Busch, former president of NU's energy resources group, who has left NU. Since 1990, Mr. Kenyon had been president and chief operating officer of South Carolina Electric & Gas Company, operator of the V. C. Summer nuclear plant. Prior to that position, Mr. Kenyon was senior vice president of the nuclear division at Pennsylvania Power & Light Company, which operates the two Susquehanna nuclear units.

     On September 18, 1996, Mr. Kenyon unveiled a reorganization of the NU senior management that is intended to establish direct accountability for performance at each of NU's five nuclear power units. He also announced that three executives loaned from unaffiliated utility companies--all with experience at companies with excellent nuclear operations, including some which have shown marked improvement during their tenure--would lead the recovery of NU's three Millstone Station units. A recovery officer for CY will be named if the plant passes an economic viability review, which is now underway.

     Each of the outside utilities has agreed to lend the recovery officer and their respective teams for six months, which can be extended by mutual agreement. The search for executives to lead those units for the longer term has already begun. The recovery officers have full authority to take whatever action is necessary to move their units expeditiously toward restart.

     Mr. Kenyon also announced that retired Admiral David Goebel was selected to serve as Vice President for Nuclear Oversight. Mr. Goebel has more than 25 years of nuclear management experience, including service as Director of Plans and Policy of the U.S. Strategic Command and Commander of Submarine Group Two in Groton, Connecticut.




     Nuclear Operations

     NU system companies have a 100 percent ownership interest in Millstone 1 and 2 (81 percent for CL&P and 19 percent for WMECO), an approximately 68 percent interest in Millstone 3 (52.93 percent for CL&P, 12.24 percent for WMECO and 2.85 percent for PSNH) and a 49 percent interest in CYAPC (34.5 percent for CL&P, 9.5 percent for WMECO and 5.0 percent for PSNH). These units have been out of service since November 4, 1995, February 22, 1996, March 30, 1996 and July 22, 1996, respectively.

     The management reorganization of NU's nuclear organization described above may impact the actions currently being taken by NU to improve operations, regulatory compliance and safety at the Millstone units and CY. Mr. Kenyon has made it the first priority of the loaned recovery officers to reassess these actions and related scheduling issues for the Millstone units. That effort will begin in early October after these officers arrive at Millstone and begin to work full-time. New estimates and plans will be developed following this reassessment.

     In addition to events previously reported, the actions may also be impacted by the currently ongoing analysis of CY's economics, an August 14, 1996 order of the Nuclear Regulatory Commission (NRC) requiring the creation of an independent corrective action verification program for each of the Millstone units, and the NRC's ongoing and planned inspection activities at each of the units.

     Management estimates the System's combined cost of replacement power for the three Millstone units and CY to range from $25 to $33 million per month. NU, however, cannot estimate how the events discussed above may otherwise affect operation and maintenance expense and other costs associated with the outages or the timing for restart of any of the units.

     For additional information regarding nuclear performance matters, see CL&P's Forms 8-K dated January 31, 1996, March 30, 1996, April 15, 1996, June 6, 1996, June 18, 1996, June 28, 1996, and July 22, 1996, Forms 10-Q for the
quarters ended March 31, 1996 and June 30, 1996 and "Item 1. Business - Electric Operations - Nuclear Generation" in CL&P's 1995 Form 10-K.

3.   System Companies' Ratings

     On September 5, 1996, Moody's Investors Service Inc. placed all of the securities of NU, CL&P, WMECO, CYAPC and Niantic Bay Fuel Trust under review for possible downgrades as a result of the ongoing outages at Millstone and CY.

4.   Connecticut Rate Matters

     Proposed Energy Adjustment Clause

     On August 19, 1996, the Department of Public Utility Control (DPUC) issued a draft decision (Draft) proposing to replace CL&P's two existing energy recovery mechanisms with an Energy Adjustment Clause (EAC). The Draft's EAC tracks changes from base rate levels for more costs than CL&P's existing recovery mechanisms (the fossil fuel adjustment clause and generation utilization adjustment clause). It contains two proposed incentive mechanisms. The most significant is a proposed 80 percent limitation on the amount of charges or credits resulting from incurred costs that differ from base rate assumptions (EAC Differential) that can be passed on to CL&P's customers under the EAC. The second is a proposed regulatory billing lag of approximately 11 months for each six-month EAC period, with an additional six-month billing lag for replacement power costs that are incurred during any six-month EAC period as a result of CL&P's composite nuclear capacity factor falling below 60 percent.

     While CL&P does not expect incentive provisions in any new EAC to affect recovery of the replacement power costs presently being incurred while the Millstone and CY nuclear units are shut down (see discussion below), the Draft's proposal to allow recovery of only 80 percent of the EAC Differential could, under certain scenarios, result in a material underrecovery of prudently incurred expense. CL&P has objected to certain of the Draft's proposals in writing and in oral argument before the DPUC. CL&P proposed as an alternative to the incentive mechanisms in the Draft that the EAC have an annual "deadband" of $8.75 million applying to costs above or below levels recovered in base rates, within which the EAC would not operate. CL&P expects the DPUC to issue its final EAC decision within the next several weeks.

     Replacement Power Costs

     The DPUC issued a related proposal on September 17, 1996 to exclude all of CL&P's replacement power costs on and after April 1, 1996 incurred as a result of the outages at Millstone and CY from recovery under CL&P's fuel adjustment mechanisms, including any EAC that might be adopted. Under the proposal, CL&P will be allowed to defer these costs until such time as the four Connecticut nuclear units return to service, nuclear audit reports being performed for the DPUC have been filed, and a record pertaining to all of the outages has been fully developed that will allow the DPUC to evaluate the extent to which, if any, replacement power costs were prudently incurred and recovery should be permitted from CL&P's customers.

     While it is too early to estimate the total amount of such costs or the results of any prudence reviews, management believes that there is significant exposure to non-recovery of a material amount of such costs.

     For additional information regarding the DPUC audit, see CL&P's Form 8-K dated March 30, 1996. For additional information regarding CL&P's existing fuel adjustment mechanisms, see "Item 1. Business - Connecticut Retail Rates
- - CL&P Adjustment Clauses" in CL&P's 1995 Form 10-K.

























                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                          THE CONNECTICUT LIGHT AND POWER COMPANY
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                                        Registrant




Date  September 27, 1996             By /s/ John H. Forsgren
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                                        John H. Forsgren
                                        Executive Vice President and
                                        Chief Financial Officer